Exhibit 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary Third Quarter 2016 Results

•	GAAP net income of $14 million or $0.15 per share
•	Adjusted EBITDA of $68 million on sales of $888 million
•	Cash and cash equivalents of $55 million
•	Liquidity at $520 million

MONTRÉAL, CANADA, November 3, 2016 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended September 30, 2016, of $14 million, or $0.15 per share, compared to a GAAP net loss of $6 million, or $0.07 per share, in the same period in 2015. Sales were $888 million in the quarter, down $17 million, or 2%, from the third quarter of 2015. Excluding special items, the company reported net income of $19 million, or $0.21 per share, compared to net income of $14 million, or $0.15 per share, in the third quarter of 2015.

“Our wood products segment had record results this quarter, one example that our long-term transformation strategy is on track. In our tissue segment, the consolidation of our acquisition of Atlas continues, and our tissue project in Calhoun now has one converting line on two shifts and another being commissioned, while the tissue machine is on-target for startup by the end of the first quarter of next year,” said Richard Garneau, president and chief executive officer. “However, we also recognize the significant challenges we are facing in our pulp and paper segments, which remain critical to delivering overall value. Our quarterly results in those businesses were handicapped by rising input prices, additional maintenance, and continued excess supply dynamics.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Quarter

Consolidated

The company reported operating income of $10 million for the quarter, compared to an operating loss of $18 million in the second quarter. The company’s operating results were positively impacted by higher realized prices in all segments except tissue ($12 million). Manufacturing costs rose by $17 million over the quarter, mostly through an increase in chemical costs ($10 million), a reduction of contribution from our internal power generation operations ($7 million), as well as higher energy costs ($5 million). Those elements were partially offset by reductions in labor and fiber costs ($4 million). Results were also hampered by unfavorable currency fluctuations of $7 million during the quarter. On the other hand, there were no closure costs, impairment and other related charges this quarter compared to $37 million primarily related to the shutdown of a newsprint machine in Augusta (Georgia) in the previous period. Adjusted EBITDA was $68 million, compared to $85 million in the second quarter.

Market Pulp

Operating income in the market pulp segment was $5 million in the third quarter, $7 million lower than the second quarter. The overall average transaction price rose by $3 per metric ton, with gains in softwood more than offsetting declines in hardwood and fluff grades. The operating cost per unit (the “delivered cost”) rose by $17 per metric ton, to $592 per metric ton, owing mostly to lower productivity, higher chemical costs related to lime kiln failures at Saint-Félicien (Quebec) and Catawba (South Carolina) and rising recovered fiber costs. Lower shipments, which fell by 22,000 metric tons over the quarter, also had a significant impact on results and originated mostly from operating difficulties and an annual outage at Thunder Bay (Ontario) combined with maintenance challenges at Saint-Félicien during the quarter. The output at Calhoun (Tennessee) fell short of expectations, as peripheral equipment performance had to be corrected.

Tissue

The tissue segment incurred an operating loss of $5 million for the quarter, $1 million more than the previous quarter. Although volumes sold to retail customers increased by 4%, an unfavorable change in customer mix for converted product sales combined with lower pricing for parent rolls translated into an overall reduction in pricing of $11 per short ton. The delivered cost increased by $86 per short ton compared to the second quarter, as we continue to deploy optimization measures. EBITDA was negative $3 million in the period, $1 million worse than the second quarter of 2016.

Wood Products

The wood products segment generated operating income of $36 million in the quarter, a $16 million improvement against the previous quarter. Shipments increased by 14%, to 506 million board feet, supported by reduced market downtime, a reduction of rough lumber inventories and higher productivity. The average transaction price rose by $6 per thousand board feet, or 2%, reaching $331 per thousand board feet. The delivered cost in the segment was 5% lower at $263 per thousand board feet, mostly as a result of increased volume and lower costs. EBITDA for the segment achieved a record at $43 million, or $85 per thousand board feet, compared to $65 in the second quarter. Finished goods inventory declined by 6%.

In October, the company also entered into an agreement to acquire the assets of another sawmill in Senneterre (Quebec) for approximately C$8.5 million including working capital. This acquisition will generate synergies, and increase annual production capacity by approximately 100 million board feet.

Newsprint

The newsprint segment incurred an operating loss of $8 million in the quarter, compared to an operating loss of $3 million in the second quarter. Pricing for the segment continued its steady increase, rising by $11 per metric ton when compared to the previous quarter, to $515 per metric ton. The delivered cost, on the other hand, was unfavorably impacted by lower contribution from cogeneration facilities, as well as higher energy and recovered fiber costs and therefore increased by $20 per metric ton, to $531 per metric ton. Shipments declined by 40,000 metric tons, or 8% as we shut down capacity at Augusta (Georgia) and took market downtime at Thorold (Ontario) and Mokpo (South Korea) to balance declining demand in overseas markets. EBITDA was $9 million for the quarter, equivalent to $19 per metric ton, compared to $16 million in the previous quarter. Finished goods inventory rose by 9,000 metric tons to 105,000 metric tons, an increase of 9%.

Specialty Papers

The specialty papers segment recorded an operating loss of $2 million in the third quarter, a decline of $18 million from the $16 million of operating income recorded in the second quarter. The average transaction price was higher by $4 per short ton, as our grade mix shifted to higher value products. However, revenue gains were more than offset by an increase in delivered costs per short ton of $52. Increases in costs were mostly the result of lower production volumes, higher power and maintenance costs and lower hydro and cogeneration contribution owing mostly to a damaged water wheel requiring replacement in one of our hydro operations. Shipments were seasonally higher by 2,000 short tons during the quarter. EBITDA for the segment fell by $17 million, reaching $9 million, equivalent to $23 per short ton, $45 per short ton lower than the second quarter. Finished goods inventory declined by 15%, reaching 75,000 short tons.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company recorded operating income of $10 million for the third quarter, including an operating loss of $5 million for tissue, compared to operating income of $6 million in the year-ago period. Reductions in cost of sales, depreciation and amortization, and distribution expenses totaled $48 million, more than offsetting a decline in sales of $40 million, excluding tissue.

The average transaction price for market pulp and specialty papers fell by 5% and 3% respectively, while wood products rose by 5% and newsprint increased by 3%, resulting in an overall favorable variance of $1 million on pricing, excluding foreign exchange, when compared to last year.

Shipments decreased by 10% in market pulp, mostly as a result of the timing of the annual outage and operating issues at Thunder Bay. Volumes also declined in newsprint and specialty papers, by 9% and 7%, respectively, reflecting structural market declines across printing paper. On the other hand, shipments of wood products rose by 20%, owing to higher productivity and a reduction of rough lumber inventories, as well as improving demand in the U.S. housing market. Inventories have increased in market pulp (30%) and newsprint (4%), while declining in specialty papers (26%) and wood products (10%).

Lower delivered cost for wood products (down 11%) and a reduction of $7 million in non-operating pension and other postretirement benefit (“OPEB”) expense resulting from the lower net balance sheet pension liability as of December 31, 2015 more than offset delivered cost increases of 3% for pulp, 3% for newsprint, and 1% for specialty papers. The delivered cost in the year-ago period included a one-time favorable impact of $13 million due to a property tax adjustment and the recognition of tax credits in connection with infrastructure investments.

Corporate and Finance

In early September, the company entered into a new senior secured credit agreement with an aggregate lender commitment of up to $185 million. The agreement is comprised of a $46 million nine-year term loan and a $139 million six-year revolving credit facility. The main purpose of these facilities is to complete funding requirements for the Calhoun (Tennessee) tissue project. They also represent an excellent opportunity to secure additional liquidity at competitive rates and will further enhance flexibility in the execution of the Company’s growth and diversification strategy.

During the quarter, total debt increased by $116 million, mostly to support capital expenditures at Calhoun, which reached $50 million in the period. Previously disclosed annual supplemental and capacity reduction pension contributions totaling $29 million were also made during the quarter.

Cash and cash equivalents rose to $55 million, while liquidity was $520 million at the end of the quarter.

Outlook

Mr. Garneau added: “In the short-term, we will prioritize the execution of our tissue strategy, with the converting lines at Calhoun to be fully commissioned by year-end and the startup of the tissue machine by the end of the first quarter. We will also maintain a continued focus on the Atlas operations in order to deliver the value we expect over the coming quarters. As pulp and paper markets remain challenging and downward pricing pressure intensifies in the short-term, especially for pulp, we will continue to focus on reliability to ensure our competitiveness is maximized, particularly in specialty papers and market pulp. For wood products, we believe a petition will be filed shortly by the coalition of US lumber producers, including producers who are timberland owners. Our forestry systems in Quebec and Ontario are market-based and we fully support the Quebec Government in demanding free trade for exports of softwood lumber from Quebec to the United States.”

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 648-7976 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until November 17 by dialing (855) 859-2056, conference number 4932665.

Description of Special Items

Special items (in millions)	Third quarter 2016	Third quarter 2015
Foreign currency translation loss	$—	$5
Closure costs, impairment and other related charges	—	2
Start-up costs	1	2
Non-operating pension and OPEB costs	6	13
Other income, net	(1)	(4)
Income tax effect of special items	(1)	2

Total	$5	$20

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; future financial results, including EBITDA; assessment of market conditions; growth and diversification strategies and prospects, and the growth potential of the company and the industry in which it operates; liquidity; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause the company’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release and the conference call and webcast referred to above include, but are not limited to, the impact of: developments in alternative media, which are expected to continue to adversely affect the demand for some of our key products, and the effectiveness of our responses to these developments; any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; currency fluctuations; global economic conditions; intense competition in the forest products industry; negative publicity, even if unjustified; the highly cyclical nature of the forest products industry; contributions to our Canadian pension plans at levels higher than expected; the terms of our outstanding indebtedness, which could restrict our current and future operations; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate our businesses and the businesses of Atlas Paper or that such integration may be more difficult, time-consuming or costly than expected or that expected benefits from the acquisition may not be fully realized or realized within the expected time frame; future acquisitions, divestitures or other strategic transactions or projects we may pursue; any failure to comply with environmental or other laws or regulations, even if inadvertent; legal proceedings or disputes; future regulation of our Canadian softwood lumber exports to the United States; countervailing duties, cash deposit requirements or other trade remedies, which could require us to set aside or pay a substantial amount of cash and impact the competitive position of the affected operations; any difficulties in obtaining wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; any labor disputes; changes in political or economic conditions in Canada, the United States or other countries in which our products are manufactured or sold; physical and financial risks associated with climate change; any additional environmental or health and safety liabilities; disruptions to our supply chain, operations or the delivery of our products; losses that are not covered by insurance; the actions of holders of a significant percentage of our common stock; extreme weather conditions or natural or man-made disasters; cyber security risks; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2015.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers. The company owns or operates over 40 pulp, paper, tissue and wood products facilities in the United States, Canada and South Korea, as well as power generation assets in Canada and the United States. Marketing its products in close to 80 countries, Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Alain Bourdages Vice President, Investor Relations 514 394-2233 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015
Sales	$888	$905	$2,656	$2,751
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	681	687	2,026	2,097
Depreciation and amortization	51	59	157	176
Distribution costs	109	117	331	348
Selling, general and administrative expenses	37	34	115	115
Closure costs, impairment and other related charges	—	2	37	8
Net gain on disposition of assets	—	—	(2)	—

Operating income (loss)	10	6	(8)	7
Interest expense	(10)	(9)	(29)	(32)
Other income (expense), net	1	(1)	14	5

Income (loss) before income taxes	1	(4)	(23)	(20)
Income tax benefit (provision)	14	(2)	(9)	(22)

Net income (loss) including noncontrolling interests	15	(6)	(32)	(42)
Net income attributable to noncontrolling interests	(1)	—	(4)	(1)

Net income (loss) attributable to Resolute Forest Products Inc.	$14	$(6)	$(36)	$(43)

Net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$0.16	$(0.07)	$(0.40)	$(0.46)
Diluted	0.15	(0.07)	(0.40)	(0.46)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	89.9	91.1	89.8	93.3
Diluted	90.4	91.1	89.8	93.3

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$55	$58
Accounts receivable, net:
Trade	374	377
Other	74	92
Inventories, net	561	541
Other current assets	45	43

Total current assets	1,109	1,111

Fixed assets, net	1,839	1,810
Amortizable intangible assets, net	99	105
Goodwill	61	59
Deferred income tax assets	1,022	982
Other assets	182	153

Total assets	$4,312	$4,220

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$476	$436
Current portion of long-term debt	1	1

Total current liabilities	477	437

Long-term debt, net of current portion (1)	726	590
Pension and other postretirement benefit obligations	1,116	1,186
Deferred income tax liabilities	2	2
Other liabilities	55	60

Total liabilities	2,376	2,275

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,773	3,765
Deficit	(1,162)	(1,126)
Accumulated other comprehensive loss	(572)	(587)
Treasury stock at cost	(120)	(120)

Total Resolute Forest Products Inc. shareholders’ equity	1,919	1,932

Noncontrolling interests	17	13

Total equity	1,936	1,945

Total liabilities and equity	$4,312	$4,220

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Nine Months
	Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss including noncontrolling interests	$(32)	$(42)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	8	10
Depreciation and amortization	157	176
Closure costs, impairment and other related charges	36	2
Inventory write-downs related to closures	5	1
Deferred income taxes	5	26
Net pension contributions and other postretirement benefit payments	(102)	(66)
Net gain on disposition of assets	(2)	—
(Gain) loss on translation of foreign currency denominated deferred income taxes	(53)	160
Loss (gain) on translation of foreign currency denominated pension and other postretirement benefit obligations	44	(148)
Gain on disposition of equity method investment	(5)	—
Net planned major maintenance payments	(6)	(12)
Changes in working capital:
Accounts receivable	21	24
Inventories	(27)	4
Other current assets	(3)	(7)
Accounts payable and accrued liabilities	7	(45)
Other, net	(2)	7

Net cash provided by operating activities	51	90

Cash flows from investing activities:
Cash invested in fixed assets	(177)	(123)
Disposition of assets	5	—
Increase in countervailing duty cash deposits	(17)	—
Increase in deposit requirements for letters of credit, net	—	(5)

Net cash used in investing activities	(189)	(128)

Cash flows from financing activities:
Net borrowings under revolving credit facilities	90	—
Issuance of long-term debt	46	—
Payments of debt	(1)	—
Payments of financing and credit facility fees	(1)	(3)
Purchases of treasury stock	—	(59)

Net cash provided by (used in) financing activities	134	(62)

Effect of exchange rate changes on cash and cash equivalents	1	(2)

Net decrease in cash and cash equivalents	(3)	(102)
Cash and cash equivalents:
Beginning of period	58	337

End of period	$55	$235

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended September 30, 2016 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$10	$14	$0.15

Adjustments for special items:
Start-up costs	1	1	0.01
Non-operating pension and OPEB costs	6	6	0.07
Other income, net	—	(1)	(0.01)
Income tax effect of special items	—	(1)	(0.01)

Adjusted for special items	$17	$19	$0.21

Three months ended September 30, 2015 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$6	$(6)	$(0.07)

Adjustments for special items:
Foreign currency translation loss	—	5	0.06
Closure costs, impairment and other related charges	2	2	0.02
Start-up costs	2	2	0.02
Non-operating pension and OPEB costs	13	13	0.14
Other income, net	—	(4)	(0.04)
Income tax effect of special items	—	2	0.02

Adjusted for special items	$23	$14	$0.15

Nine months ended September 30, 2016 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(8)	$(36)	$(0.40)

Adjustments for special items:
Foreign currency translation gain	—	(3)	(0.04)
Closure costs, impairment and other related charges	37	37	0.41
Inventory write-downs related to closures	5	5	0.06
Start-up costs	5	5	0.06
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB costs	18	18	0.20
Other income, net	—	(11)	(0.12)
Income tax effect of special items	—	(6)	(0.07)

Adjusted for special items	$55	$7	$0.08

Nine months ended September 30, 2015 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$7	$(43)	$(0.46)

Adjustments for special items:
Foreign currency translation loss	—	2	0.02
Closure costs, impairment and other related charges	8	8	0.09
Inventory write-downs related to closures	1	1	0.01
Start-up costs	4	4	0.04
Non-operating pension and OPEB costs	39	39	0.42
Other income, net	—	(7)	(0.08)
Income tax effect of special items	—	(2)	(0.02)

Adjusted for special items	$59	$2	$0.02

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended September 30, 2016 (unaudited, in millions)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$5	$(5)	$36	$(8)	$(2)	$(11)	$15
Interest expense						10	10
Income tax benefit						(14)	(14)
Depreciation and amortization	10	2	7	17	11	4	51

EBITDA	$15	$(3)	$43	$9	$9	$(11)	$62

Start-up costs						1	1
Non-operating pension and OPEB costs						6	6
Other income, net						(1)	(1)

Adjusted EBITDA	$15	$(3)	$43	$9	$9	$(5)	$68

Three months ended September 30, 2015 (unaudited, in millions)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$22	$—	$9	$(10)	$9	$(36)	$(6)
Interest expense						9	9
Income tax provision						2	2
Depreciation and amortization	14	—	9	16	18	2	59

EBITDA	$36	$—	$18	$6	$27	$(23)	$64
Foreign currency translation loss						5	5
Closure costs, impairment and other related charges						2	2
Start-up costs						2	2
Non-operating pension and OPEB costs						13	13
Other income, net						(4)	(4)

Adjusted EBITDA	$36	$—	$18	$6	$27	$(5)	$82

Nine months ended September 30, 2016 (unaudited, in millions)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$37	$(11)	$52	$(16)	$21	$(115)	$(32)
Interest expense						29	29
Income tax provision						9	9
Depreciation and amortization	28	6	23	56	34	10	157

EBITDA	$65	$(5)	$75	$40	$55	$(67)	$163
Foreign currency translation gain						(3)	(3)
Closure costs, impairment and other related charges						37	37
Inventory write-downs related to closures						5	5
Start-up costs						5	5
Net gain on disposition of assets						(2)	(2)
Non-operating pension and OPEB costs						18	18
Other income, net						(11)	(11)

Adjusted EBITDA	$65	$(5)	$75	$40	$55	$(18)	$212

Nine months ended September 30, 2015 (unaudited, in millions)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$59	$—	$10	$(10)	$31	$(132)	$(42)
Interest expense						32	32
Income tax provision						22	22
Depreciation and amortization	40	—	26	48	54	8	176

EBITDA	$99	$—	$36	$38	$85	$(70)	$188

Foreign currency translation loss						2	2
Closure costs, impairment and other related charges						8	8
Inventory write-downs related to closures						1	1
Start-up costs						4	4
Non-operating pension and OPEB costs						39	39
Other income, net						(7)	(7)

Adjusted EBITDA	$99	$—	$36	$38	$85	$(23)	$235

RESOLUTE FOREST PRODUCTS INC.

Note to the Unaudited Consolidated Financial Statement Information

1.	On September 7, 2016, we entered into a senior secured credit facility (the “Senior Secured Credit Facility”) for up to $185 million. The Senior Secured Credit Facility provides a term loan of $46 million with a maturity date of September 7, 2025, a revolving credit facility of up to $139 million with a maturity date of September 7, 2022 (“Revolving Credit Facility”), and also provides an uncommitted option to increase the Senior Secured Credit Facility by up to $175 million, subject to certain terms and conditions. As of September 30, 2016, we had $89 million of availability under the Revolving Credit Facility, net of $50 million of borrowings.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Reconciliations of Non-GAAP Measures

1.	Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization, or “EBITDA”, and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles, or “GAAP.”

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our consolidated statements of operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, non-operating pension and OPEB costs and credits, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our consolidated statements of operations, adjusted for the same special items applied to operating income (loss), in addition to foreign currency translation gains and losses and other income (expense), net.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

Liquidity is calculated as cash and cash equivalents from our consolidated balance sheets, and availability under our revolving credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our ongoing operations and financial performance from period to period. Operating income (loss), net income (loss) and EPS, in each case as adjusted for special items, as well as EBITDA and adjusted EBITDA, are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our consolidated statements of operations in our filings with the Securities and Exchange Commission.

2.	On November 16, 2015, we acquired Atlas Paper Holdings, Inc. and its subsidiaries (or “Atlas Paper”), a manufacturer of a range of tissue products for the away-from-home and private-label at-home markets, including virgin and recycled products, covering economy, value and premium grades and operating two tissue mills and a recycling facility in Florida. We began consolidating the results of operations of Atlas Paper in our Consolidated Financial Statements as of November 16, 2015. Atlas Paper’s results of operations are included in the tissue segment.